Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
November 15, 2006
Company Press Release
Jeffersonville Bancorp Announces Third Quarter Earnings and Declares Quarterly Dividend, Plus Extra Dividend
Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today third quarter net income after taxes of $1,358,000 ($0.31 basic earnings per share) compared to $1,409,000 ($0.32 basic earnings per share) for the third quarter of 2005. Earnings for the first nine months of 2006 were $3,531,000 ($0.80 basic earnings per share) compared to $4,165,000 ($0.94 basic earning per share) in 2005.
A cash dividend in the amount of eleven cents ($0.11) on the common stock of the company was declared at the November 14, 2006 meeting of the Board of Directors. The dividend is payable on December 1, 2006 to stockholders of record at the close of business on November 22, 2006. In addition, the Board of Directors declared an extra dividend in the amount of four cents ($0.04) per share to be paid simultaneously with the regular dividend. This results in total dividends for the year 2006 of $0.48 per share compared to $0.44 per share last year, an increase of 9%.
For the quarter ended September 30, 2006 total assets increased $19,186,000 (5.0%) to $399,462,000 while loans increased $3,834,000 (1.6%) to $245,625,000 compared to September 30, 2005.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.